Exhibit 10.1

Certain information marked as “XXXX” has been excluded from the agreement because it is both not material and is the type that the registrant treats as private or confidential..

Data443 Risk Mitigation, Inc.

4000 Sancar Way, Unit 400

Research Triangle, NC 27709

(919) 526-1070

May 3, 2023

ATTN: Guy Gissin, Adv.

In his capacity as the Appointed Receiver for the assets of Cyren Ltd. (in rehabilitation)

Corporate Insolvency File No. 57491-02-23

Gissin & Co. Advocates

38 Ha’Barzel St. Tel Aviv, Israel 69710

Entrance B, 6th floor

Re: A Proposal to Purchase Certain Assets of Cyren Ltd. (in rehabilitation) P.C. 52004418-1

We hereby submit an offer for the purchase of the Purchased Assets (as such term is defined herein) by the Purchaser (as defined in Section 1 herein) from the Company, acting through the Trustee (as defined herein) (the “Proposal”).

1.	Details of the Offeror/Purchaser

Name: Data443 Risk Mitigation, Inc. (Nevada - NV19981215103)

Address: 4000 Sancar Way, Unit 400, Research Triangle, NC 27709

(Hereinafter: the “Purchaser”)

The authorized Representative’s details for the purposes of this Proposal:

Jason Remillard, Founder, President, Chairman of the Board

Phone No. +1 (919) 526-1070, extension 99, e-mail: Jason@Data443.com

Any notice with regard to this Proposal should be submitted to our abovementioned authorized representative and to our legal counsels throughout whom this Proposal has been submitted.

2.	Definitions

2.1	“Affiliate” of a party means any corporate entity that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with such party as such terms are used in and construed under Rule 405 under the Securities Act.

2.2	“Approval Date” – as specified in Section 6.1 below.

2.3	“Business Day” – with regard to an obligation of the Offeror, the Company and/or the Trustee (as the case may be) – any day (other than Saturday or Sunday) of the year on which national banking institutions in such party’s country are open to the public for conducting business and are not required or authorized to close.

2.4	“Cash Consideration” – as defined in Section 5.1 below.

2.5	“Closing Date” – as defined in Section 7.1 below.

2.6	The “Company” – Cyren Ltd. (in rehabilitation), through the Trustee.

2.7	The “Consideration” – as specified in Section 5 below.

2.8	The “Court” – The Tel-Aviv district court, which oversees the Company’s bankruptcy proceedings.

2.9	The “Court Approval” – the Approval of the Transaction by the Court.

2.10	The “Customers” – as specified in Section 4.3 below.

2.11	“Extension Period” – as specified in Section 7.1 below.

2.12	“Free and Clear” – free of clear of all Liens.

2.13	“IIA Approval” – the approval of the Israel Innovation Authority to the transfer of the Purchased Assets which are subject to the IAA’s Liens, to the Purchaser, Free and Clear.

2.14	The “Insolvency Proceedings” – Corporate Insolvency File No. 57491-02-23.

2.15	“Intellectual Property” or “IP” means and includes (i) patents, patent applications, patent disclosures and improvements thereto; (ii) goodwill; (iii) copyrights and registrations and applications for registration thereof; (iv) computer software, codes, designs, data and documentation; (v) trade secrets and confidential business information (including ideas, know-how, inventions, drawings, specifications, manuals, designs, plans, proposals, technical data, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information and all other proprietary information); and (vi) license agreements or other rights related to the foregoing and any rights or causes of action resulting from any infringement or violation of any of the foregoing.

2.16	“Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of pre-emption, right to acquire, covenant, right of first offer or refusal, easement, assignment, retention or other security agreement or arrangement, servitude or transfer restriction or other encumbrance, as per Section 34A of the Israeli Sale Law, 5728-1968.

2.17	The “Purchased Assets” – as defined in Section 4.1 below.

2.18	The “Registered IP” shall mean the Purchased Assets specified in Sections 1&2 of Annex A of this Proposal.

2.19	“Securities Act” means the Securities Act of 1933, as amended.

2.20	The “Transaction” – the purchase of the Purchased Assets by the Purchaser as per the terms of this Proposal.

2.21	The “Trust Period” – the period commencing as of the date of the issuance of an order for stay of proceedings and ending on the Closing Date.

2.22	The “Trustee” – Guy Gissin, Adv.

2.23	The “Trustee’s Bank Account” – Account No. XXXXXXXX in BANK LEUMI LE-ISRAEL B.M, Branch No. 855, IBAN XXXXXXXXXXXXXXXXXXXXXXX.

3.	The Transaction

3.1	On the Closing Date, subject to obtaining the Court Approval and the IIA Approval:

3.1.1	the Purchaser shall purchase the Purchased Assets from the Company; and

3.1.2	the Company shall sell and transfer the Purchased Assets, Free and Clear, in their condition as of the Closing Date, on an AS-IS and WHERE-IS basis and as further specified in this Proposal in general and in Section 7 below in particular, to the Purchaser against the receipt of the Consideration.

3.2	For the avoidance of doubt:

3.2.1	The Purchaser shall not be liable to any third party whatsoever for any debt, indebtedness and/or liability of the Company and/or in connection with the Purchased Assts, which debt, indebtedness and/or liability were incurred prior to the Closing Date. Without derogating from the generality of the aforesaid, the Purchaser shall not be liable for any debts and/or undertakings vis-à-vis the Israel Innovation Authority (“IIA”) and such shall be borne exclusively by the Company.

3.2.2	To the extent that the Purchaser shall elect to retain the services of any of the current and/or former officers and/or employees of the Company, which services are deemed advisable and/or beneficial in connection with the purchase of the Purchased Assets, then, subject to the consent of the Purchaser and of such officers and/or employees, the employment of such officers and/or employees shall be terminated by the Company with effect as of the Closing Date, and the Company shall settle all payments due to such officers and/or employees for the period preceding the Trust Period and for the Trust Period, including with regard to the termination of the employment of such officers and employees.

4.	The Purchased Assets

4.1	For the purposes of this Proposal, the “Purchased Assets” shall mean all the tangible and intangible assets specified in Annex A of this Proposal.

4.2	For the avoidance of doubt, the Purchased Assets do not include the assets and activities specified in Annex B of this Proposal and/or any liabilities of the Company as set forth in Section 3.2.1 above.

4.3	It is hereby agreed and acknowledged that, while the Purchased Assets do not include any existing agreements and/or engagements with the Company’s customers specified in Annex C of this Proposal (the “Customers”), and while the Company does not make any representation with regard to such Customers, the Purchaser may contact such Customers, and discuss the provision of future services to such Customers, based on the Purchased Assets, and the Company shall, if so requested, reasonably cooperate with the Purchaser in doing so.

4.4	The Trustee shall provide to the Purchaser, within Five Business Days from the Court Approval’s date and also immediately prior to the Closing Date, a list of the Customers who have terminated their engagement with the Company up to the Closing Date.

5.	Consideration

Subject to the receipt of the Court Approval and the IIA Approval, on the Closing Date, the Purchaser shall, in consideration for the Purchased Assets:

5.1	Transfer to the Trustee’s Account an amount of US$ 500,000 (five thousand US Dollars) (the “Cash Consideration”).

5.2	Issue to the Company or to the Trustee (as per the Trustee’s written instructions, to be submitted to the Purchaser no later than five Business Days prior to the Closing Date) shares of common stock of Purchaser (“ATDS”), listed on the OTC Market exchange subject to adjustment (the “Shares”), which value shall be equivalent to US$ 2,000,000 (two million US Dollars), based on the average closing share price of such Shares for the five days immediately preceding the Closing Date. The Shares will be validly issued and fully paid, non-assessable and free of preemptive and similar rights to subscribe for or purchase securities, but shall be subject to a six-month lock-up period (and be held by the independent transfer agent during such period on the Purchaser’s expense) and may be subject to further restrictions in accordance with the Securities Act and the rules and regulations promulgated by the U.S. Securities and Exchange Commission.

5.3	Pay to the Company 100% (hundred percent) of the proceeds received by the Purchaser from Customers in connection with the Purchased Assets during the twelve-month period commencing as of the Closing Date – up to an aggregate amount of US$ 1,000,000 (one million US Dollars). The Purchaser shall pay to the Company such proceeds on a quarterly basis, and shall provide the Company with a reasonably detailed report specifying the proceeds received from such customers over the respective twelve-month period.

The consideration payable by Purchaser under this Section 5 shall be collectively referred to as the “Consideration”.

6.	Court Approval

6.1	The Proposal is subject to the receipt of a final, unconditional approval of the Transaction by the Court (the “Court Approval”) no later than ten (10) days from the date hereof (the “Approval Date”).

6.2	If the Court Approval is not obtained on or before the Approval Date, this Proposal shall automatically become null and void.

6.3	Notwithstanding the provisions of Section 6.2 above, Purchaser may, at its sole discretion, whether at the Company’s request of otherwise, postpone the Approval Date by up to 30 days, and neither the Trustee, nor the Company shall have any right and/or remedy against the Purchaser and/or against any director, officer and/or shareholder thereof, with regard to the exercise, or failure to exercise of such right.

6.4	Upon and subject to the receipt of the Court Approval, the Company shall countersign this Proposal, and with this this Proposal shall become a valid and binding agreement, effective as of the date of the Court Approval.

7.	Closing

7.1	The Company hereby warrants and represents to the Purchaser, that, except for the Court Approval and the IIA Approval, the Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority (other than the registration of the Registered IP with the respective governmental authorities) in connection with the sale and transfer of the Purchased Assets as contemplated in this Proposal. Without derogating from the aforesaid, the Company hereby warrants and represents to the Purchaser, that the transfer of certain components of the Purchased Assets are either held or controlled by third parties and that, while the Company shall act in good faith and in a diligent manner to transfer such components to the Purchaser Free and Clear, Company cannot guarantee that all of such components will indeed be delivered to the Purchaser, Free and Clear, or otherwise.

7.2	The closing of the Transaction (the “Closing”) shall take place remotely within forty-five (45) days from the receipt of the Court Approval, on a date to be set by the Parties (the “Closing Date”).

7.3	At or prior to the Closing, the following transactions shall occur, which transactions shall be deemed to take place simultaneously and no transaction shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered (yet, the Purchaser, at its sole discretion, and without any liability to the Trustee and/or the Company and/or to any third party in connection with such exercise of discretion, may waive the full performance of the Company’s undertakings under Sections 7.3.1-7.3.3 below and conduct the Closing, notwithstanding the Company’s failure to fully comply with its undertakings under Sections 7.3.1-7.3.3 below in their entirety):

7.3.1	The Company shall deliver, or cause to be delivered to the Purchaser all of the Purchased Assets capable of passing by delivery, so that title and possession in, and uninterrupted access to such Purchased Assets shall pass to the Purchaser Free and Clear.

7.3.2	The Company shall deliver to Purchaser duly executed documents and complete any actions which are required under any applicable law to pass title to any of the purchased Assets to the Purchaser, Free and Clear.

For the purposes of Section 7.3.1 above and of this Section 7.3.2 delivery of such portion of the Purchased Assets that is materially and substantially required for the continuous and uninterrupted operation of the TIS activity, shall be deemed as being in compliance with the provisions of such sections.

7.3.3	The Company shall deliver to the Company any business and/or technical documentation in its possession which is reasonably required for the exploitation of the Purchased Assets.

7.3.4	The Purchaser shall transfer the Cash Consideration to the Trustee’s Account.

7.3.5	The Purchaser shall issue, or cause the issuance of, the Shares to an independent transfer agent who shall hold the Shares for the Company/Trustee (as per the Trustee’s written instruction, to be provided no later than five Business Days prior to the Closing Date) for a period of six months from the Closing Date (and then transfer it as per the Trustee’s written instructions).

7.4	In case that the Company fails to obtain the IIA Approval and/or to perform its undertakings under Sections 7.3.1-7.3.3 below by such Closing Date, the Purchaser, at its sole discretion, and without any liability to the Trustee and/or to the Company and/or to any third party in connection with such exercise of discretion, may, by a written notice to the Trustee either terminate this Proposal or extend the Closing Date, one or more times by up to ninety (90) days in the aggregate (collectively: the “Extension Period”) or terminate this Proposal. If Closing Date is extended by the Purchaser as aforesaid, and the Company still fails to obtain the IIA Approval and/or to perform its undertakings under Sections 7.3.1-7.3.3 above by the extended Closing Date, this Proposal shall automatically expire and become null and void.

7.5	As soon as practicable after the Closing Date, the Trustee shall submit to the Court a motion for the grant of a ruling, in a form agreed upon by the Trustee and the Company, which ruling shall include, as applicable, any court orders required in order to transfer the Purchaser ownership in the Purchased Assets and/or any parts thereof and to finalize the Transaction.

7.6	During the period commencing as of the date hereof and ending upon the earlier to occur of: (a) the Closing Date; or (b) the termination or expiration of this Proposal, the Trustee, with the assistance and cooperation of the Purchaser shall exercise reasonable efforts to maintain the Company’s customers and the Company’s engagements with its service providers.

8.	The Purchaser’s Representations

The Purchaser hereby represents and warrants to the Company that:

8.1	The Purchaser has all requisite power and authority to execute and deliver this Proposal, and to consummate the transactions contemplated hereby and thereby.

8.2	This Proposal has been duly executed and delivered by the Purchaser. This Proposal is the legal, valid, and binding obligation of the Purchaser, and is enforceable against the Purchaser, in accordance with its terms.

8.3	The consummation of the transaction contemplated hereunder and the performance of Purchaser’s undertakings herein do not violate the provisions of any applicable law, and will not result in any breach of, or constitute a default under, any agreement or instrument to which he is a party or under which he is bound.

8.4	The Purchaser has the knowledge, expertise, financial and human resources reasonably required for the conduct of the Transaction and for the use of the Purchased Assets.

8.5	The Purchaser acknowledges that the Trustee is operating as an officer of the court and does not assume any personal liability with regard to the acceptance, rejection or implementation of the Proposal on behalf of the Company. The Purchaser thus irrevocably releases the Trustee, and any person acting on the Trustee’s behalf from any such personal liability.

8.6	The Purchaser acknowledges that the operation of the TIS activities may require entering into new agreements with some or all of the service providers referred to in items 4, 6 & 7 of Annex A of the Proposal and/or to cooperate with other purchasers of the Company’s assets. It being agreed and acknowledged that Purchaser shall not be required to incur any costs or liabilities related to the period preceding the Closing Date.

9.	Miscellaneous

9.1	Entire Agreement. This Proposal, together with the Annexes thereto, contain the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into this Proposal.

9.2	Further Assurances. Each of the Purchaser and the Trustee shall perform such further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Proposal and the intentions of the parties as reflected thereby.

9.3	Governing Law; Jurisdiction. This Proposal and all of the acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed exclusively by, construed and interpreted solely according to the laws of the State of Israel, without regard to the conflict of laws provisions thereof. The parties hereby irrevocably and exclusively submit to the jurisdiction of the appropriate courts of Tel Aviv, Israel, with respect to any suit, action or proceeding pertaining to this Proposal. Notwithstanding the above, any disputes related to the issuance of the Shares shall be governed by the laws of the State of Nevada, without regard to the conflict of laws provisions thereof.

9.4	Successors and Assigns; Assignment. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto. None of the rights, privileges, or obligations set forth in, arising under, or created by this Proposal may be assigned or transferred without the prior consent in writing of each party to this Proposal.

9.5	Notices. All notices and other communications required or permitted to be given or sent hereunder shall be in writing and shall be deemed to have been sufficiently given or delivered for all purposes if mailed by registered mail, sent by fax or electronic mail or delivered by hand to the respective addresses detailed in preamble of this Proposal, until otherwise directed by notice as aforesaid. All notices shall be deemed to have been received: (i) within five (5) Business Days following delivery by nationally recognized overnight courier service, or following deposit with the Israeli or foreign Post Office, by registered or certified mail, postage prepaid; (ii) on the next Business Day after it was transmitted by fax or electronic mail, and confirmation of transmission has been obtained; or (iii) if delivered by hand or via internationally recognized courier shall be deemed to have been received at the time of actual receipt.

9.6	Costs and Expenses. Each party shall bear its own costs and expenses with regard to this Proposal.

9.7	Expiration. This Proposal shall remain in effect until 5:00 pm (Eastern Standard Time) on May 4, 2023, unless (a) the Trustee shall submit a petition for the Court Approval by such time; or (b) extended by the Purchaser prior to such time.

[Annexes and Signature Pages to Follow]

Annex A – Purchased Assets

1.	Patents

Patent assignment for: #10482243 -– Multi-threat analyzer array system and method of use

Patent Assignment for: #US6330590B1 – Preventing delivery of unwanted bulk e-mail

Patent Assignment for: #US16522145 – Phishing protection

Patent Assignment for: #US11524535 – Unwanted media detection

Patent Assignment for: #US12938191 – Unwanted media detection

Patent Assignment for: #US12938256 – Unwanted media detection

Patent Assignment for: #US12938225 – Unwanted media detection

Assignment of Patent Application #EP19187516.0 – Phishing Protection

Assignment of Patent Application #US17474121 – Phishing Protection – Mobile

Assignment of Patent Application #IL268279 – Phishing Protection

Any provisional patent applications and non-completed filings related to the Company’s Threat Intelligence Service (“TIS”) activities.

2.	Trademarks and Logos

Brand	Status	Country	Number	Original Application Date	Class/es	Comments
Cyren	Active	Europe	12955191	10/06/2014	9,38,42	Held by Cyren Inc.
Cyren	Active	US	86140110	10/12/2013	38	Held by Cyren Inc.

3.	Logins, passwords functional provider service IDs for all infrastructure components related to the TIS offering.

4.	List of service providers for infrastructure components not directly owned but either leased, offset billed or otherwise managed.

5.	All existing client, partner and service provider lists, accounting history, audit work products and communications.

6.	All domain names related to the Company’s TIS activities - Cyren.com and related domains. Transfer of all domain registrar accounts (GoDaddy, ENOM, etc.). CTmail to be included in the purchase and support the purchaser of the Anti-malware for their solution delivery. All IP Subnets, ARIN & RIPE accounts, related services, and accounts.

7.	All CRM - Salesforce, Microsoft 365 - Sharepoint, Outlook/Exchange, Azure tenants, Payroll, Netsuite (Trustee to provide Purchaser with access to Trustee’s user account, effective until May 1, 2024, or a later date), JIRA/Confluence, Cloud service provider accounts and other related operational service providers. All other corporate and product related accounts, all other assets except for those that are assigned related to Secure Email Gateway, CIS and Anti-Malware technologies.

8.	All marketing materials and work products.

9.	All password vaults, two factor tokens and any related corporate authentication services.

10.	All source code repositories (current and historic), TIS, and related.

11.	All testing, certification and related materials.

12.	All product related documentation, artwork, brochures, power points – historic and active.

13.	All historic financial records.

14.	All outstanding Accounts Receivable for the purchased activity – invoiced or not.

15.	All service provider contact information (legal, finance, audit, marketing, etc.).

16.	All Intellectual Property items that are specifically excluded from the CIS, SEG and Anti-Malware product line.

Annex B – Excluded Assets

1.	Infrastructure & code related to the Anti-Malware product offerings.
2.	Infrastructure & code related to the Secure Email Gateway product offerings.
3.	Infrastructure & code related to the CIS offerings.

Annex C – Customers

XXXX

Sincerely yours,

Data443 Risk Mitigation, Inc.

By:
Name:	Jason Remillard
Title:	Founder, President & Chairman of the Board

XXXX

Acknowledged and Agreed

Cyren Ltd.

By: Guy Gissin, Adv.

Trustee